Exhibit 99.1

For Immediate Release	For More Information Contact:
Jim Graham, (910) 641-0044

Waccamaw Bankshares, Inc.  Announces Record Earnings of $927,780 for Third Quarter of 2006

October 17, 2006

Whiteville, NC — Waccamaw Bankshares (Nasdaq: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the quarter ending September 30, 2006 of $927,780 an increase of 24.5% over the $745,591 earned in the same period of 2005. Basic earnings per share during the most recent quarter were $.20 compared to $.16 per share for the third quarter of 2005. Net interest income, the difference between interest income on earning assets and interest expense on interest bearing liabilities, increased by 34.1% from $2.92 million to $3.77 million on a year-to-year basis.

Waccamaw Bankshares reported total assets at September 30, 2006 of $371,466,000 reflecting a 16.4% increase over total assets of the same period of 2005. Net loans increased by 13.8% to $294,820,000 on a comparative quarter basis. Total deposits increased 15.4% to $310,645,000 from the previous year figure of $269,238,000.

Jim Graham, President and CEO of Waccamaw Bankshares, stated, “We are delighted to report, once again, record quarterly profits as our bank’s expansion continues. The third quarter of 2006 was a significant period as we opened our Conway, South Carolina office in August, our first in Horry County, and our second office in South Carolina. Our first office in South Carolina is our Heath Springs office which was acquired in the second quarter.  We believe that our expansion in South Carolina will allow the bank to seize additional opportunities in a dynamic growth market.  Our second Southport office will open within thirty days and regulatory approval for a new office at Sunset Commons near Ocean Isle Beach was recently received.  During this quarter, we also completed a successful unit offering to our current shareholders which served to increase Waccamaw Bankshares’ capital level and will fund future growth as the banking franchise continues to expand.”

“As always, I cannot thank our fine group of employees enough for their dedication and attention to their work, our customers and our shareholders.  With our staff increasing as our bank continues to grow, I am very appreciative of the teamwork present in our ranks.  Without them, we could not achieve the goals we celebrate,” Graham added.

Waccamaw Bankshares, Inc. chairman Alan W. Thompson commented, “It is truly an exciting time for Waccamaw as we continue our branch expansion to include Horry County and our new office in Southport nears completion.  Waccamaw has grown from our early operations of three offices in Columbus County to ten offices in six counties spanning both North and South Carolina. Our Operations Center which opened early this year is not included in that number but represents a strong commitment to support the bank’s growth.  We are pleased with the rate of earnings growth at a time of significant investment in new offices.”

Waccamaw Bank is a state charted bank operating ten offices in Whiteville, Wilmington, Shallotte, Southport, Holden Beach, Chadbourn, Tabor City Elizabethtown, North Carolina, Conway and Heath Springs, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares is listed on the NASDAQ Capital Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank’s website at www.waccamawbank.com.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of the future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares’ recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

For more information contact:
Jim Graham
(910) 641-0044